UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Kronos Worldwide, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2014

To Our Stockholders:

You are cordially invited to attend the 2014 annual meeting of stockholders of Kronos Worldwide, Inc., which will be held on Wednesday, May 21, 2014, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The matters to be acted upon at the meeting are described in the attached notice of annual meeting of stockholders and proxy statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on your proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.

Sincerely,

Steven L. Watson
Chairman of the Board

Bobby D. O’Brien
Vice Chairman of the Board, President and
Chief Executive Officer

Kronos Worldwide, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 21, 2014

To the Stockholders of Kronos Worldwide, Inc.:

The 2014 annual meeting of stockholders of Kronos Worldwide, Inc. will be held on Wednesday, May 21, 2014, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697 for the following purposes:

1.	to elect the eight director nominees named in the proxy statement to serve until the 2015 annual meeting of stockholders;

2.	to approve on an advisory basis our named executive officer compensation; and

3.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 24, 2014 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please cast your vote as instructed on the proxy card or notice of internet availability of proxy materials as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

By Order of the Board of Directors,

A. Andrew R. Louis, Secretary

Dallas, Texas
April 1, 2014

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 21, 2014.

The proxy statement and annual report to stockholders (including Kronos Worldwide’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013) are available atwww.kronosww.com/annualmeeting.

TABLE OF CONTENTS
Page
TABLE OF CONTENTS

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING STOCKHOLDERS

SECURITY OWNERSHIP

Ownership of Kronos Worldwide
Ownership of Related Companies

IN MEMORY OF HAROLD C. SIMMONS

PROPOSAL 1:ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees
2013 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Risk Oversight
Identifying and Evaluating Director Nominees
Leadership Structure of the Board of Directors and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2015 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2013 Grants of Plan-Based Awards
No Outstanding Equity Awards at December 31, 2013
No Option Exercises or Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
Compensation Policies and Practices as They Relate to Risk Management
Compensation Consultants

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Risk Management Program
Tax Matters
Contran Loan
Related Party Loans for Cash Management Purposes
Data Recovery Program
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

PROPOSAL 2:NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background
Say-on-Pay Proposal
Effect of the Proposal
Vote Required

OTHER MATTERS

2013 ANNUAL REPORT ON FORM 10-K

STOCKHOLDERS SHARING THE SAME ADDRESS

REQUEST COPIES OF THE 2013 ANNUAL REPORT AND THIS PROXY STATEMENT

- i -

GLOSSARY OF TERMS

“brokerage firm or other nominee” means a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary (other than our transfer agent, Computershare) through which a stockholder holds its shares of our common stock.

“broker/nominee non-vote” means a non-vote by a brokerage firm or other nominee for shares held for a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.

“Computershare” means Computershare Trust Company, N.A., our stock transfer agent and registrar.

“CompX” means CompX International Inc., one of our publicly held sister corporations that manufactures security products and recreational marine components.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

“EWI” means EWI RE, Inc., a reinsurance brokerage and risk management corporation wholly owned by NL.

“Family Trusts” means the Harold C. Simmons Family Trust No. 1 and the Harold C. Simmons Family Trust No. 2, of which Serena Simmons Connelly and Lisa K. Simmons are co-trustees.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“Grandchildren’s Trust” means The Annette Simmons Grandchildren’s Trust, a trust of which Annette C. Simmons is the trustee and the beneficiaries of which are her grandchildren.

“independent directors” means the following directors: Keith R. Coogan, Cecil H. Moore, Jr., Thomas P. Stafford, R. Gerald Turner and C. Kern Wildenthal.

“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on an annual fixed fee basis.

“KII” means Kronos International, Inc., one of our wholly owned subsidiaries with operations in Europe.

“Kronos Worldwide,” “us,” “we” or “our” means Kronos Worldwide, Inc.

“LIBOR” means the London Interbank Offered Rate and is the average interest rate estimated by leading banks in London that they would be charged if borrowing from other banks.

“named executive officer” means any person named in the 2013 Summary Compensation Table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held parent corporations that is a diversified holding company (i) of which CompX is a subsidiary and (ii) that holds a significant investment in us.

“NYSE” means the New York Stock Exchange.

“PCAOB” means the Public Company Accounting Oversight Board, a private sector, non-profit corporation that oversees auditors of U.S. public companies.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 24, 2014, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2014 annual meeting of our stockholders.

“Say-on-Pay” means the second proposal in this proxy statement for a nonbinding advisory vote for the consideration of our stockholders to approve the compensation of our named executive officers as such proposal is described and as such compensation is disclosed in this proxy statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“stockholder of record” means a stockholder of our common stock who holds shares in its name in certificate form or electronically with our transfer agent, Computershare.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TIMET” means Titanium Metals Corporation, a former publicly held sister corporation of ours of which Precision Castparts Corp. (NYSE:  PCP) purchased control on December 20, 2012 in a tender offer and subsequently on January 7, 2013 became a wholly owned subsidiary of Precision Castparts Corp.

“Valhi” means Valhi, Inc., one of our publicly held parent corporations that is a diversified holding company of which NL is also a subsidiary.

“VHC” means Valhi Holding Company, one of our parent corporations.

- ii -

Kronos Worldwide, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2014 annual meeting of stockholders to be held on Wednesday, May 21, 2014, and at any adjournment or postponement of the meeting.  We are furnishing our proxy materials to holders of our common stock as of the close of business on March 24, 2014.  We began distributing a notice of internet availability of our proxy materials on or about April 1, 2014 to the holders of our common stock who hold their shares through a brokerage firm or other nominee (such as a banking institution, custodian, trustee or fiduciary) and not through our transfer agent, Computershare.  We will begin mailing our  2014 annual meeting materials to the record holders of our common stock (shares held in the stockholder’s name in certificate form or electronically with Computershare, our transfer agent, and not through a brokerage firm or other nominee) on or about April 10, 2014.  Our mailed materials include:

•	the accompanying notice of the 2014 annual meeting of stockholders;

•	this proxy statement;

•	our 2013 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

•
the proxy card (or voting instruction form if you hold your shares through a brokerage firm or other nominee and not in your name in certificate form or electronically with our transfer agent, Computershare).

We are furnishing our 2013 annual report to all of our stockholders entitled to vote at the 2014 annual meeting.  We are not incorporating the 2013 annual report into this proxy statement and you should not consider the annual report as proxy solicitation material.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the following, as described in this proxy statement:

•	Proposal 1 – the election of the eight director nominees named in this proxy statement; and

•	Proposal 2 – the adoption of a nonbinding advisory resolution that approves the named executive officer compensation described in this proxy statement (Say-on-Pay).

In addition, stockholders will vote on any other matter that may properly come before the meeting.

Q:	How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR:

•	each of the nominees for director named in this proxy statement; and

•	the approval and adoption of proposal 2 (Say-on-Pay).

Q:	Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 24, 2014 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 115,864,598 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:	If I hold my shares through a brokerage firm or other nominee, why did I receive a notice regarding the internet availability of proxy materials instead of paper copies of the proxy materials?

A:
We are using the SEC notice and access rules to furnish proxy materials over the internet to our stockholders who hold our common stock through a brokerage firm or other nominee.  If you hold your shares through a brokerage firm or other nominee, you can find instructions on how to access and review the proxy materials, and how to vote over the internet, on the notice of internet availability of proxy materials that you received.  The notice also contains instructions on how you can receive a paper copy of this proxy statement, our 2013 Annual Report to Stockholders and a voting instruction form.

Q:	If I hold my shares through a brokerage firm or other nominee, how may I vote in person at the annual meeting?

A:
If you wish to vote in person at the annual meeting, you will need to follow the instructions on your notice of internet availability of proxy materials on how to obtain the appropriate documents to vote in person at the meeting.

Q:	How do I vote if I am a stockholder of record?

A:
If you hold shares of our common stock in your name in certificate form or electronically with our transfer agent, Computershare, and not through a brokerage firm or other nominee, you are a stockholder of record.  As a stockholder of record, you may:

•	vote over the internet at www.investorvote.com/KRO;

•	vote by telephone using the voting procedures set forth on your proxy card;

•	instruct the agents named on your proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or

•	vote in person at the annual meeting.

Q:
What are the consequences if I am a stockholder of record and I execute my proxy card but do not indicate how I would like my shares voted for one or more of the director nominees named in this proxy statement or proposal 2 (Say-on-Pay)?

A:
If you are a stockholder of record (and not a brokerage firm or other nominee), the agents named on your proxy card will vote your shares on such uninstructed nominee or proposal as recommended by the board of directors in this proxy statement.

Q:	If I do not want to vote my shares in person at the annual meeting, how do I vote if my shares are held through a brokerage firm or other nominee?

A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to vote your shares.  In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided in the materials you received from your brokerage firm or other nominee.

Brokerage firms or other nominees may not vote your shares on the election of a director nominee or proposal 2 (Say-on-Pay) in the absence of your specific instructions as to how to vote.  We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares.  If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee or proposal 2 (Say-on-Pay), your brokerage firm or other nominee may not vote with respect to the election of such director nominee or on such proposal 2 and your vote will be counted as a “broker/nominee non-vote.”  “Broker/nominee non-votes” are non-votes by a brokerage firm or other nominee for shares held in a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.  How we treat broker/nominee non-votes is separately described in each of the answers below regarding what constitutes a quorum and the requisite votes necessary to elect a director nominee or approve proposal 2 (Say-on-Pay).

Q:	Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:	Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to Computershare will be kept confidential in accordance with our bylaws.

Q:	How do I change or revoke my proxy instructions if I am a stockholder of record?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date;

•	changing your vote on www.investorvote.com/KRO;

•	using the telephone voting procedures set forth on your proxy card; or

•	voting in person at the annual meeting.

Q:	How do I change or revoke my voting instructions if my shares are held through a brokerage firm or other nominee?

A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:	What constitutes a quorum?

A:	A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.

Shares that are voted “abstain” or “withheld” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

As already discussed in the previous answer regarding how to vote shares held through a brokerage firm or other nominee, there are no proposals for the 2014 annual meeting that would allow a brokerage firm or nominee to vote uninstructed shares.  If a brokerage firm or other nominee receives no instruction for the election of any director nominee and proposal 2 (Say-on-Pay), such uninstructed shares will be counted as not entitled to vote and are, therefore, not considered for purposes of determining whether a quorum is present at the annual meeting.  If a brokerage firm or other nominee receives instructions on the election of any director nominee or proposal 2 (Say-on-Pay), such instructed shares will be counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

Together, Valhi and NL held approximately 80.4% of the outstanding shares of our common stock as of the record date.  Valhi and NL have each indicated its intention to have its shares of our common stock represented at the meeting.  If Valhi alone attends the meeting in person or by proxy, the meeting will have a quorum present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee?

A:
A plurality of affirmative votes of the holders of our outstanding shares of common stock represented and entitled to vote at the meeting is necessary to elect each director nominee.  You may indicate on your proxy card or in your voting instructions that you desire to withhold authority to vote for any of the director nominees.  Since director nominees need only receive a plurality of affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

Valhi and NL are the direct holders of 50.0% and 30.4%, respectively, of the outstanding shares of our common stock as of the record date and have each indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement.  If Valhi alone attends the meeting in person or by proxy and votes as indicated, the stockholders will elect all of the nominees named in this proxy statement to the board of directors.

Q:	Assuming a quorum is present, what vote is required to adopt and approve proposal 2 (Say-on-Pay)?

A:
The stockholder resolution contained in this proposal provides that the nonbinding affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.  Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.

As already mentioned, Valhi and NL are the direct holders of 50.0% and 30.4%, respectively, of the outstanding shares of our common stock as of the record date and have each indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR this nonbinding advisory proposal.  If Valhi alone attends the meeting in person or by proxy and votes as indicated, the stockholders will, by a nonbinding advisory vote, approve this proposal.

Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?

A:
Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of the majority of the outstanding shares represented and entitled to vote at the meeting.  Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

Q:	If I am a stockholder of record, how will the agents named on my proxy card vote on any other matter to come before the meeting?

A:
If you are a stockholder of record and to the extent allowed by applicable law, the agents named on your proxy card will vote in their discretion on any other matter that may properly come before the meeting.

Q:	Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that hold such stock in accounts with such entities.

CONTROLLING STOCKHOLDERS

Valhi and NL are the direct holders of 50.0% and 30.4%, respectively, of the outstanding shares of our common stock as of the record date.  Together, Valhi and NL own approximately 80.4% of the outstanding shares of our common stock.  Valhi is the direct holder of approximately 83.0% of the outstanding shares of NL common stock as of the record date.  Each of Valhi and NL has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement and FOR proposal 2 (Say-on-Pay).  If Valhi alone attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees named in this proxy statement to the board of directors and approve proposal 2 (Say-on-Pay).

SECURITY OWNERSHIP

Ownership of Kronos Worldwide.  The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each director and director nominee, each named executive officer (other than Harold C. Simmons, who died on December 28, 2013) and all of our current directors and executive officers as a group.  See footnote 3 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Kronos Worldwide Common Stock (1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (2)

5% Stockholders:

Annette C. Simmons	94,918,700	(3)(4)	81.9%

Harold C. Simmons Family Trust No. 1 and Harold C. Simmons Family Trust No. 2; Lisa K. Simmons and Serena Simmons Connelly as co-trustees	93,346,984	(3)(4)	80.6%

Directors and Named Executive Officers:

Keith R. Coogan	11,500		*
Loretta J. Feehan	-0-	(5)	-0-
Cecil H. Moore, Jr.	12,524	(5)	*
Bobby D. O’Brien	-0-	(5)	*
Thomas P. Stafford	1,000	(5)	*
R. Gerald Turner	13,795		*
Steven L. Watson	139,402	(5)	*
C. Kern Wildenthal	2,000		*

Benjamin R. Corona	-0-		-0-
Robert D. Graham	-0-		-0-
Klemens T. Schlüter	6,378		*
Gregory M. Swalwell	-0-		-0-
Directors and executive officers as a group (20 persons)	186,599	(5)	*

*           Less than 1%.

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names, and the business address for each listed person or entity is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(2)	The percentages set forth above and in the following footnotes are based on 115,864,598 shares of our common stock outstanding as of the record date.

(3)	The following is a description of certain related entities or persons that may be deemed to beneficially own outstanding shares of our common stock.

Annette C. Simmons is the widow of Harold C. Simmons and serves as independent executor of his estate, has the power to vote and direct the disposition of the shares of our common stock held by the estate and is the designated legatee of such shares.

Lisa K. Simmons and Serena Simmons Connelly are daughters of Harold C. Simmons and co-trustees of the Harold C. Simmons Family Trust No. 1 and the Harold C. Simmons Family Trust No. 2.

Substantially all of the outstanding voting stock of Contran is held by the Family Trusts, which were established for the benefit of Ms. Lisa Simmons and Ms. Connelly and their children or is held directly by Ms. Lisa Simmons and Ms. Connelly and or persons or entities related to them, including their step-mother, Ms. Annette Simmons.  Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons also serve as members of the board of directors of Contran.  As co-trustees of each of the Family Trusts, Ms. Lisa Simmons and Ms. Connelly have the shared power to vote and direct the disposition of the shares of Contran stock held by each of the Family Trusts, and each of Ms. Lisa Simmons and Ms. Connelly have the power to vote and direct the disposition of shares of Contran stock they hold directly or which is held by other entities related to them.

Under a voting agreement entered into by the voting stockholders of Contran, effective as of February 3, 2014 and as amended, the size of the Contran board of directors was fixed at five members; Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons (and, in the event of their death, their heirs) each has the right to designate one of the five members of the Contran board; and the remaining two members of the Contran board must consist of Contran management.  The voting agreement terminates in February 2017 (unless Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons otherwise mutually agree), and the ability of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons to each designate one member of the Contran board is dependent upon each of their continued beneficial ownership of at least 5% of the combined voting stock of Contran.  In accordance with such voting agreement, each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons has been designated as a member of the Contran board of directors, along with two members of Contran management.

Contran is the sole owner of 100% of the outstanding shares of non-voting preferred stock issued by Valhi.  A trust of which Ms. Annette Simmons is one of the co-trustees is the holder of 100% of outstanding shares of non-voting preferred stock issued by VHC, a parent of Valhi.  Ms. Annette Simmons disclaims beneficial ownership of any shares that this trust holds, except to the extent of her pecuniary interest in such shares, if any.

Contran is the holder of 100% of the outstanding common stock of Dixie Rice and may be deemed to control Dixie Rice.  Dixie Rice is the direct holder of 100% of the outstanding common stock of VHC and may be deemed to control VHC.  Messrs. O’Brien and Watson and the son of Ms. Annette Simmons each hold of record one director qualifying share of Dixie Rice common stock.

Ms. Lisa Simmons, Ms. Connelly and/or Ms. Annette Simmons are related to the following persons or entities that directly hold the following percentages of the outstanding shares of NL common stock:

Valhi	83.0%
Estate of Harold C. Simmons	2.2%
Annette C. Simmons	0.9%
Kronos Worldwide	Less than 0.1%
Serena Simmons Connelly	Less than 0.1%

Ms. Lisa Simmons, Ms. Connelly and/or Ms. Annette Simmons are related to the following persons or entities that directly hold the following percentages of the outstanding shares of Valhi common stock (a):

VHC	93.8%
Foundation	0.7%
Estate of Harold C. Simmons	0.6%
Annette C. Simmons	0.2%
Grandchildren’s Trust	Less than 0.1%
Serena Simmons Connelly	Less than 0.1%

(a)
NL (including a wholly owned subsidiary of NL) and we own 14,372,970 shares and 1,724,916 shares, respectively, of Valhi common stock.  Since NL and we are majority owned subsidiaries of Valhi and pursuant to Delaware law and Section 13(d)(4) of the Securities Exchange Act, Valhi treats the shares of Valhi common stock that NL and we own as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

The Foundation is a tax-exempt foundation organized for charitable purposes.  Ms. Lisa Simmons and Ms. Connelly are the sole members of the Foundation, serve as two of the three directors on the Foundation’s board of directors and are the president and executive vice president, respectively of the Foundation.  They may be deemed to control the Foundation but disclaim beneficial ownership of all shares of common stock the Foundation holds directly.  The Foundation does not own shares of our common stock, but is a stockholder of Valhi.

Ms. Annette Simmons is the sole trustee of a trust established for the benefit of her grandchildren.  Ms. Annette Simmons, as trustee of the trust, has the power to vote and direct the disposition of the shares this trust directly holds.  Ms. Annette Simmons disclaims beneficial ownership of any shares that this trust holds, except to the extent of her pecuniary interest in such shares, if any.  The Grandchildren’s Trust does not own shares of our common stock, but is a stockholder of Valhi.

By virtue of the stock ownership in each of us, NL, Valhi, VHC, Dixie Rice and Contran, the role of Ms. Lisa Simmons and Ms. Connelly as co-trustees of the Family Trusts, Ms. Lisa Simmons and Ms. Connelly being beneficiaries of the Family Trusts, the direct holdings of Contran voting stock by each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons and entities related to them, the position as a member of the Contran board of directors by each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons, the position as a member of the board of the Foundation by each of Ms. Lisa Simmons and Ms. Connelly and the rights of each of Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons under the voting agreement, in each case as described above:

•	Ms. Lisa Simmons and Ms. Connelly may be deemed to control each of the Family Trusts and the Foundation;

•	Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons may be deemed to control each of Contran, Dixie Rice, VHC, Valhi, NL, CompX and us; and

•
Ms. Lisa Simmons, Ms. Connelly, Ms. Annette Simmons, Contran, the Foundation, Dixie Rice, VHC, Valhi, NL and us may be deemed to possess indirect beneficial ownership of shares of common stock directly held by such entities, including any shares of our common stock.

Except for the 1,571,716 shares of our common stock she and the estate of Harold C. Simmons hold directly, Ms. Annette Simmons disclaims beneficial ownership of all shares of our common stock except to the extent of her pecuniary interest in such shares, if any.  Each of Ms. Lisa Simmons and Ms. Connelly disclaims beneficial ownership of all shares of our common stock, except to the extent of her pecuniary interest in such shares, if any.

The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.

(4)
The shares attributable to Annette C. Simmons consist of shares held directly by the following persons or entities.  For more information concerning the relationships among these persons or entities, please see footnote (3) above.

	Kronos Worldwide Common Stock
Direct Holder	Shares	Percent of Class

Annette C. Simmons	787,876	*
Estate of Harold C. Simmons	783,840	*
Valhi, Inc.	57,990,042	50.0%
NL Industries, Inc.	35,219,270	30.4%
Contran Corporation	137,672	*
Total	94,918,700	81.9%

The shares attributable to the Family Trusts and co-trustees consist of shares held directly by the following entities.

	Kronos Worldwide Common Stock
Direct Holder	Shares	Percent of Class

Valhi, Inc.	57,990,042	50.0%
NL Industries, Inc.	35,219,270	30.4%
Contran Corporation	137,672	*
Total	93,346,984	80.6%

(5)
All of our directors and executive officers who are also directors or executive officers of Valhi, NL, Contran or their affiliated entities disclaim beneficial ownership of the shares of our common stock that such entities directly or indirectly hold, except to the extent of their pecuniary interest in such shares, if any.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

Ownership of Related Companies.  Some of our directors and executive officers own equity securities of certain companies related to us.

Ownership of NL and Valhi.  The following table and footnotes set forth the beneficial ownership, as of the record date, of the shares of NL and Valhi common stock held by each of our directors and director nominee, each named executive officer and all of our current directors and executive officers as a group.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	NL Common Stock			Valhi Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(3)

Keith R. Coogan	-0-		-0-	-0-		-0-
Loretta J. Feehan	-0-	(4)	-0-	-0-	(4)	-0-
Cecil H. Moore, Jr.	9,500	(4)	*	-0-	(4)	-0-
Bobby D. O’Brien	-0-	(4)	-0-	-0-	(4)	-0-
Thomas P. Stafford	11,500	(4)	*	-0-	(4)	-0-
R. Gerald Turner	1,239		*	6,386		*
Steven L. Watson	17,500-	(4)	*	88,238	(4)	*
C. Kern Wildenthal	-0-		-0-	1,500		*

Benjamin R. Corona	-0-		-0-	-0-		-0-
Robert D. Graham	-0-	(4)	-0-	-0-	(4)	-0-
Klemens T. Schlüter	-0-		-0-	-0-		-0-
Gregory M. Swalwell	-0-	(4)	-0-	3,498	(4)	*

Directors and executive officers as a group (20 persons)	39,739	(4)	*	100,086	(4)	*

*           Less than 1%.

(1)
Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act, and is not necessarily indicative of beneficial ownership for any other purpose.  Except as otherwise noted, the listed individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.

(2)	The percentages are based on 48,673,884 shares of NL common stock outstanding as of the record date.

(3)
The percentages are based on 339,120,449 shares of Valhi common stock outstanding as of the record date.  NL (including a wholly owned subsidiary of NL) and we own 14,372,970 shares and 1,724,916 shares, respectively, of Valhi common stock.  Since NL and we are majority owned subsidiaries of Valhi pursuant to Delaware law and Section 13(d)(4) of the Securities Exchange Act, Valhi treats the shares of Valhi common stock that NL and we own as treasury stock for voting purposes.  For the purposes of calculating the percentage ownership of the outstanding shares of Valhi common stock as of the record date in this proxy statement, such shares are not deemed outstanding.

(4)
All of our directors or executive officers who are also directors or executive officers of Contran or any of its affiliated entities disclaim beneficial ownership of the shares of NL or Valhi common stock that such entities directly or indirectly own, except to the extent of their pecuniary interest in any in shares of such entities, if any.

IN MEMORY OF HAROLD C. SIMMONS

It is with great sadness that we inform you of the passing on December 28, 2013 of Harold C. Simmons, our former chairman of the board of directors.  Mr. Simmons was a remarkable, generous, and gifted man who rose from humble beginnings and achieved the American Dream.  He was a man of few words but giant actions and whose eyes would fill upon hearing the National Anthem.  While a shrewd entrepreneur, he had a passion for philanthropy and once said, “Life has been good to me, and I want to be good to life.” We are grateful and privileged for the opportunity to have known him and to have worked with him.

PROPOSAL 1
ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  The board of directors has currently set the number of directors at eight and recommends the eight director nominees named in this proxy statement for election at our 2014 annual stockholder meeting.  The directors elected at the meeting will hold office until our 2015 annual stockholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the 2014 annual meeting.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, your shares will be voted FOR an alternate nominee to be selected by the board of directors, unless you withhold authority to vote for such unavailable nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  All of our nominees have extensive senior management and policy-making experience or significant accounting experience.  Each of the nominees is knowledgeable about our business.  Each of our independent directors is financially literate.  The board of directors considered each nominee’s specific business experiences described in the biographical information provided below in determining whether to nominate him for election as a director.

Keith R. Coogan, age 61, has served on our board of directors since 2004.  From 2010 through 2013, Mr. Coogan served as a director of Softchoice Corporation, a Canadian corporation whose common stock is traded on the Toronto Stock Exchange, which is a business-to-business direct marketer in North America of technology products and solutions.  He served on the audit committee and management resources and compensation committee of Softchoice.  From 2007 to 2009, Mr. Coogan served as president and chief executive officer of Pomeroy IT Solutions, Inc., an information technology services and solutions provider.  From 2002 to 2006, Mr. Coogan served as chief executive officer of Software Spectrum, Inc., a global business-to-business software services provider that Level 3 Communications, Inc. sold to Insight Enterprises Inc. in 2006.  From 1991 to 2002, Software Spectrum was a publicly held corporation.  From 1990 to 2002, he served in various other executive officer positions with Software Spectrum, including vice president of finance and operations and chief operating officer.  Mr. Coogan was a director of Software Spectrum from 1998 to 2006, Pomeroy from 2007 to 2009 and CompX from 2002 to 2006.  Mr. Coogan is a member of our audit committee and our management development and compensation committee.

Mr. Coogan has over nine years of experience on our board of directors and audit committee and six years of experience on our management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting experience from other publicly and privately held entities for which he currently serves or formerly served.

Loretta J. Feehan, age 58, has served as a director of us, CompX, NL and Valhi since February 2014.  She is a certified public accountant who consults on financial and tax matters.  She served as a tax partner with Deloitte and Touche LLP in the Denver office until 1992 primarily serving corporate clients.  She now has her own consulting practice serving a variety of businesses and individual clients.  Ms. Feehan also teaches continuing education courses to tax practitioners around the country and to tax professionals for Deloitte Services LP in India.  Ms. Feehan has been a financial advisor to Serena Simmons Connelly and Lisa K. Simmons since prior to 2009.

Ms. Feehan has over 36 years of financial and tax accounting and auditing experience, certain years of which were as a partner of one the largest international accounting firms.

Cecil H. Moore, Jr., age 74, has served on our board of directors since 2003.  Mr. Moore is currently a private investor and retired from KPMG LLP in 2000 after 37 years in which he served in various capacities with the public accounting firm.  Among other positions, he served as managing partner of the firm’s Dallas, Texas office from 1990 to 1999.  Prior to 1990, Mr. Moore was partner-in-charge of the audit and accounting practice of the firm’s Dallas, Texas office for 12 years.  Since February 2014, Mr. Moore has served as a director and chairman of the audit committee of Sizmek Inc., a publicly held on-line advertising business that was spun-off in February 2014 by Digital Generation, Inc.  From 2011 to February 2014, he served as a director and chairman of the audit committee of Digital Generation, Inc., a former publicly held provider of digital technology services to media outlets.  From 2003 until 2009, Mr. Moore served as a director and chairman of the audit committee of Perot Systems Corporation, a worldwide provider of information technology services and business solutions.  Perot Systems became privately held upon its acquisition by Dell, Inc. in 2009.  Since prior to 2009, he has served as a director and on the audit committee of NL.  He is the chairman of our audit committee.

Mr. Moore has over ten years of experience on our board of directors and audit committee.  He also has senior executive, operating, corporate governance, finance, financial accounting and auditing experience from one of the largest independent international public accounting firms and from other publicly held entities for which he currently serves or formerly served.

Bobby D. O’Brien, age 56, has served as our vice chairman of the board and chief executive officer since February 2014, as our president since May 2013 and up to that time served as our executive vice president since February 2013.  He also has served as a director and executive vice president of CompX and executive vice president of NL since May 2013.  From 2009 to 2012, he served as chief executive officer of TIMET and as its president from prior to 2009 to 2012.  Mr. O’Brien has served as executive vice president and chief financial officer and a director of Valhi since February 2014 and up to that time as its vice president and chief financial officer since prior to 2009.  Additionally, he has served as executive vice president of Contran since May 2013 and up to that time as its vice president and chief financial officer since prior to 2009.  Mr. O’Brien has served in financial and accounting positions with various companies related to us and Contran since 1988.

Mr. O’Brien has an extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience with us and from other publicly and privately held entities related to us for which he currently serves or formerly served.

General Thomas P. Stafford (retired), age 83, has served on our board of directors since May 2013.  Gen. Stafford was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966.  In 1969, Gen. Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon.  He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975.  He served as U.S. Air Force Deputy Chief of Staff for Research and Development and Acquisition.  After his retirement from the United States Air Force in 1979 as Lieutenant General, he became chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position until 1984, when he joined General Technical Services, Inc., a consulting firm.  Gen. Stafford was also affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, from 1982 until 2005.  Gen. Stafford has more recently served as an advisor to a number of government agencies including the National Aeronautics and Space Administration (NASA) and the Air Force Material Command.  He is currently chairman of the NASA Advisory Council Task Force on the International Space Station Program, and also served as co-chairman of the Stafford-Covey NASA Space Shuttle Return to Flight Task Group.  Gen. Stafford has received many honors and decorations including the Congressional Space Medal of Honor.  He serves as a member of our management development and compensation committee and our audit committee.  He has served as a director of NL since prior to 2009 and is the chairman of each of NL’s audit committee and management development and compensation committee.

Gen. Stafford has one year of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from various government entities and from other publicly and privately held entities for which he currently serves or formerly served.

Dr. R. Gerald Turner, age 68, has served on our board of directors since 2003.  He has served since 1995 as president of Southern Methodist University in Dallas, Texas.  He held previous executive and administrative positions at the University of Mississippi, the University of Oklahoma and Pepperdine University.  He has served on the board of directors of J.C. Penney Company, Inc. since 1995 and since 2001 as a trustee of the American Beacon Funds, American Beacon Master Trust, American Beacon Mileage Funds and American Beacon Select Funds, each a registered management investment company.  Dr. Turner is a member of our audit committee and chairman of our management development and compensation committee.

Dr. Turner has over ten years of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a large, non-profit, private educational institution for which he currently serves and from other publicly held entities for which he currently serves or formerly served.

Steven L. Watson, age 63, has served as our chairman of the board since February 2014 and until that time previously served as our chief executive officer since 2009, our vice chairman of the board since 2004 and on our board of directors since 2003.  He has served as NL’s chairman of the board since February 2014 and until that time previously served as NL’s vice chairman of the board and chief executive officer since May 2013 and a director of NL since prior to 2009.  Mr. Watson has served as CompX’s chairman of the board since May 2013 and a director of CompX since prior to 2009.  He has been vice chairman of the board of Contran since May 2013 and its president and a director of Contran since prior to 2009.  Additionally, he has served as chairman of the board of Valhi since February 2014 and until that time as its president, chief executive officer and a director of Valhi since prior to 2009.  Mr. Watson has served as an executive officer or director of various companies related to Contran and Valhi since 1980.

Mr. Watson has an extensive experience with our business.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience with us and from other publicly and privately held entities related to us for which he currently serves or formerly served.

Dr. C. Kern Wildenthal, age 72, has served on our board of directors since 2012.  Since 2013, Dr. Wildenthal has been president of Children’s Medical Center Foundation, a foundation that supports and promotes Children’s Medical Center Dallas, and executive vice president of Children’s Medical Center Dallas, a pediatric hospital.  Previously, he served from 2008 to 2012 as president of the Southwestern Medical Foundation, a foundation that supports and promotes The University of Texas Southwestern Medical Center.  From 1986 to 2008, he served as president of The University of Texas Southwestern Medical Center, a medical school that is part of The University of Texas System.

Dr. Wildenthal has over one year of experience on our board of directors, audit committee and management development and compensation committee.  He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from large, non-profit, health services institutions for which he currently serves or formerly served.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Steven L. Watson and Bobby D. O’Brien is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Steven L. Watson	63	Chairman of the Board
Bobby D. O’Brien	56	Vice Chairman of the Board, President and Chief Executive Officer
Benjamin R. Corona	53	President, Global Sales Management
H. Joseph Maas	62	President, Global Sales and Marketing
Klemens T. Schlüter	58	President, Manufacturing and Technology
Robert D. Graham	58	Executive Vice President
Kelly D. Luttmer.	50	Executive Vice President and Global Tax Director
Gregory M. Swalwell	57	Executive Vice President and Chief Financial Officer
Brian W. Christian	35	Vice President, Strategic Business Development
Tim C. Hafer	52	Vice President and Controller
Janet G. Keckeisen	58	Vice President, Corporate Strategy and Investor Relations
A. Andrew R. Louis	53	Vice President and Secretary
Andrew B. Nace	49	Vice President
John A. St. Wrba	57	Vice President and Treasurer

Benjamin R. Corona has served as our president, global sales management since 2012.  In 2012, he served as our president, North American and export sales and marketing.  He also served as our president, North American sales and marketing from 2008 to 2012 and from 2005 to 2008, as our vice president, marketing.  He has served in various marketing positions with us since 2004.

H. Joseph Maas has served as our president, global sales and marketing since 2012.  From 2004 to 2012, he served as our president, sales and marketing.  He served as our senior vice president, sales and marketing from 2003 to 2004. From 1985 to 2003, Mr. Maas served as our director of marketing and later as our vice president of marketing.  From 1978 to 2003, Mr. Maas held several positions in commercial development, marketing and planning for various divisions of NL (Rheox and Spencer Kellogg).

Klemens T. Schlüter has served as our president, manufacturing and technology since February 2013.  Previously he served as our president, global manufacturing from 2012 to February 2013, our president, manufacturing from 2009 to 2012 and our senior vice president, manufacturing from 2008 to 2009.  Since 2013 he has served as president, manufacturing and technology of KII and previously served as its president, global manufacturing from 2012 to 2013, its president, manufacturing from 2009 to 2012 and its senior vice president, manufacturing from 2008 to 2009.  Mr. Schlüter has served in various engineering positions of increasing responsibility with KII since he joined KII in 1996 as director of corporate engineering.

Gregory M. Swalwell has served as our executive vice president and chief financial officer since 2009 and our vice president, finance and chief financial officer from 2004 to 2009.  He has also served as executive vice president and chief financial officer of NL since May 2013 and up to that time as NL’s vice president, finance and chief financial officer since prior to 2009.  Since February 2014, he has served as executive vice president and controller of Valhi, and prior to that as its vice president and controller since prior to 2009.  He also has served as vice president and controller of Contran since prior to 2009.   He has served as executive vice president of CompX since May 2013.  Mr. Swalwell has served in accounting and financial positions with various companies related to us and Contran since 1988.

Robert D. Graham has served as our executive vice president since 2009.  He served as our chief administrative officer from 2012 to May 2013.  Previously, he served as our general counsel from 2003 to 2012 and as our vice president from 2003 to 2009.  He has served as NL’s vice chairman of the board and chief executive officer since February 2014 and as its president since May 2013.  He served as NL’s vice president and general counsel from 2003 to May 2013 and as CompX’s executive vice president from 2010 to 2012.  Mr. Graham has served as executive vice president of Valhi since February 2014 and prior to that time as its vice president since 2009.  Additionally, he has served as vice president of Contran since 2002.

Brian W. Christian has served as our vice president, strategic business development since 2011.  He served as our manager of strategic and financial planning from 2009 to 2011.  He has also served as manager of strategic and financial planning for Contran since 2006.

Tim C. Hafer has served as our and NL’s vice president and controller since 2006.  Mr. Hafer has served in financial accounting positions with various companies related to us and Contran since 1999.

Janet G. Keckeisen has served as our vice president, corporate strategy and investor relations since February 2013 and served as our vice president, investor relations from 2011 to February 2013.  Ms. Keckeisen has served in accounting and financial positions with various companies related to us and Contran since 2007.

A. Andrew R. Louis has served as vice president and secretary of us, CompX, NL and Valhi since 2011.  He has served as secretary of Contran since prior to 2009 and served as secretary of us, CompX, Contran, NL and Valhi since prior to 2009 to 2011.  Mr. Louis has served as legal counsel of various companies related to us and Contran since 1995.

Kelly D. Luttmer has served as our executive vice president and global tax director since February 2014 and prior to that as our vice president and global tax director since 2011.  She served as our vice president and tax director from 2004 to 2011.  She also has served as executive vice president and global tax director of NL and Valhi since February 2014 and prior to that as vice president and global tax director of NL and Valhi since 2012 and 2011, respectively, and before that as vice president and tax director of NL and Valhi since prior to 2009.   She has served as vice president and global tax director of Contran and CompX since 2012 and 2011, respectively, and prior to that as vice president and tax director of Contran and CompX since prior to 2009.  Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

Andrew B. Nace served as our vice president since May 2013 and previously served as our vice president and general counsel in 2013.  He also has served since May 2013 as vice president and general counsel of Contran and Valhi and vice president of CompX and NL.  Mr. Nace has served as legal counsel to companies related to us and Contran since 2003.

John A. St. Wrba has served as our vice president and treasurer since 2004.  He has served as vice president and treasurer of CompX since 2011.  Since prior to 2009, he has also served as vice president and treasurer of Contran, NL and Valhi.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees.  Because of Valhi’s direct and indirect ownership of approximately 80.4% of the outstanding shares of our common stock, we are considered a controlled company under the listing standards of the NYSE.  Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominations or corporate governance committees or charters for these committees.  While we currently have a majority of independent directors, we have chosen not to have an independent nominations or corporate governance committee or charters for these committees.  Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would otherwise be considered by a nominations, corporate governance or risk oversight committee to be considered and acted upon by the full board of directors.  Applying the NYSE director independence standards without any additional categorical standards, our board of directors has determined that Keith R. Coogan, Cecil H. Moore, Jr., Thomas P. Stafford, R. Gerald Turner and C. Kern Wildenthal are independent and have no material relationship with us other than serving as our directors.  While the members of our management development and compensation committee currently satisfy the independence requirements of the NYSE, we have chosen not to satisfy all of the NYSE corporate governance standards for a compensation committee.

In determining that Dr. Turner has no material relationship with us other than serving as our director, the board of directors considered the following relationship:

•
as the final gift of a $20 million commitment, Annette C. Simmons, the wife of Harold C. Simmons, contributed $5.0 million in 2010 to Southern Methodist University, of which Dr. Turner is the president;

•	$5.0 million is approximately 0.8% of SMU’s consolidated gross revenues and 1.0% of SMU’s consolidated gross revenues net of scholarship allowances for its fiscal year ended May 31, 2011; and

•	in February 2013, SMU announced that Harold C. and Annette C. Simmons had committed to a new gift of $25 million to SMU.

2013 Meetings and Standing Committees of the Board of Directors.  The board of directors held five meetings and took action by written consent on two occasions in 2013.  Other than Mr. Harold C. Simmons and Glenn R. Simmons, each director participated in at least 75% of such meetings and of the 2013 meetings of the committees on which he served at the time.  Mr. Harold C. Simmons attended 40% of our board of directors meetings.  Mr. Glenn R. Simmons participated in half of such meetings prior to his death on March 6, 2013.  It is expected that each director will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  All but one of our directors attended our 2013 annual stockholder meeting.

The board of directors has established and delegated authority to two standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its charter.  Applying the requirements of the NYSE corporate governance standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Cecil H. Moore, Jr. is an “audit committee financial expert.”

No member of our audit committee serves on more than three public company audit committees.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Cecil H. Moore, Jr. (chairman), Keith R. Coogan, Gen. Thomas P. Stafford (retired), R. Gerald Turner and C. Kern Wildenthal.  Our audit committee held six meetings in 2013.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to our ISA with Contran;

•	to review certain matters regarding our employee benefit plans or programs, including discretionary incentive bonuses and salaries we pay;

•	to review, approve, administer and grant awards under our equity compensation plan; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  The management development and compensation committee may delegate to its members or our officers any or all of its authority as it may choose subject to certain limitations of Delaware law on what duties directors may delegate.  The committee has not exercised this right of delegation. With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director cash compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are R. Gerald Turner (chairman), Keith R. Coogan, Thomas P. Stafford and C. Kern Wildenthal.  Our management development and compensation committee held one meeting in 2013.

Risk Oversight.  Our board of directors oversees the actions we take in managing our material risks.  Our management is responsible for our day-to-day management of risk.  The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions.  The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee.  Our audit committee annually receives management’s reports and assessments on, among other things, the risk of fraud, certain material business risks and a ranking of such material business risks and our insurance program.  The audit committee also receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud.  Our management development and compensation committee receives management’s assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement.  The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.

Identifying and Evaluating Director Nominees.  Historically, our management has recommended director nominees to the board of directors.  As stated in our corporate governance guidelines:

•	our board of directors has no specific minimum qualifications for director nominees;

•
each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and

•
the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our operations and future.

In identifying, evaluating and determining our director nominees, the board of directors follows such corporate governance guidelines.  The board also considers the nominee’s ability to satisfy the need, if any, for required expertise on the board of directors or one of its committees.  While we do not have any policy regarding the diversity of our nominees, the board does consider the diversity in the background, skills and expertise at the policy making level of our director nominees, and as a result our board believes our director nominees possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities.  The board of directors believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company under the NYSE corporate governance standards.

Leadership Structure of the Board of Directors and Independent Director Meetings.  Steven L. Watson serves as our chairman of the board and Bobby D. O’Brien serves as our chief executive officer.  Pursuant to our corporate governance guidelines, our independent directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without the participation of our other directors who are not independent.  While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings of our independent directors.  The board of directors believes our leadership structure is appropriate for a controlled company under the NYSE corporate governance standards.  The board of directors believes our leadership structure is appropriate because the board recognizes that while there is no single organizational structure that is ideal in all circumstances, the board believes that having different individuals serve as our chairman of the board and as our chief executive officer reflects their established working relationship regarding our business and provides an appropriate breadth of experience and perspective that effectively facilitates the formulation of our long-term strategic direction and business plans.  In addition, the board of directors believes that since both of the individuals are employees of Contran, their respective service as our chairman of the board and our chief executive officer is beneficial in providing strategic leadership for us since there is a commonality of interest that is closely aligned in building long-term shareholder value for all of our shareholders.  In 2013, we complied with the NYSE requirements for meetings of our independent directors.

Stockholder Proposals and Director Nominations for the 2015 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 2, 2014 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2015.  Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear in our records, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders in accordance with the process discussed above.  Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

For proposals or director nominations to be brought at the 2015 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 16, 2015.  Proposals and nominations should be addressed to our corporate secretary at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Communications with Directors.  Stockholders and other interested parties who wish to communicate with the board of directors or its independent directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Kronos Worldwide Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will investigate and keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2013 the management development and compensation committee was composed of R. Gerald Turner, Keith R. Coogan, Thomas P. Stafford and C. Kern Wildenthal.  No member of the committee:

•	was an officer or employee of ours during 2013 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2013, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, at certain times in 2013 each of Harold C. Simmons and Steven L. Watson was an executive officer of ours and on the board of directors of Contran when he concurrently served as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman preside at all meetings of the independent directors.

Availability of Corporate Governance Documents.  A copy of each of our audit committee charter, code of business conduct and ethics and corporate governance guidelines is available on our website at www.kronosww.com under the corporate governance section of the investor relations page.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AND OTHER INFORMATION

Compensation Discussion and Analysis.  This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers.  We employed two of our named executive officers in each of the last three years.  The rest of our named executive officers who provided their services to us in the last three years under our ISA with Contran were employed and compensated directly by Contran.

As defined in the Glossary of Terms at the beginning of this proxy statement, the phrase “named executive officers” refers to the six persons whose compensation is summarized in the 2013 Summary Compensation Table in this proxy statement.  Such phrase is not intended, and does not, refer to all of our executive officers.

Nonbinding Advisory Stockholder Vote on Executive Officer Compensation.  For the 2013 annual meeting of stockholders, we submitted a nonbinding advisory proposal recommending the stockholders adopt a resolution approving the compensation of our named executive officers as disclosed in the 2013 proxy statement.  At the annual meeting, the resolution received the affirmative vote of 93.5% of the eligible votes.  We considered the favorable result and determined not to make any material changes to our compensation practices.

Compensation of our Named Executive Officers Employed by Us.  In each of the last three years, we employed the following named executive officers:

Name	Position(s)

Benjamin R. Corona	President, Global Sales Management
Klemens T. Schlüter	President, Manufacturing and Technology

Overview.  Prior to 2011, we decided to forego long-term compensation (other than defined benefit and contribution retirement plans), and implemented a compensation program that is primarily cash-based, with minimal perquisites.  Our objectives for the primarily cash-based compensation program as it relates to our named executive officers employed by us are to:

•	have a total individual compensation package that is easy to understand; and

•
achieve a balanced compensation package that would attract and retain highly qualified executive officers and appropriately reflect each such officer’s individual performance, contributions and general market value.

As a result, annual compensation for our named executive officers employed by us primarily consists of base salaries and discretionary bonuses.

For each of the last three years, we considered our financial performance as one factor, without any specific weighting of this factor, in determining the compensation to be paid to our named executive officers employed by us.  We determined the amount of each component of such compensation solely in our collective business judgment and experience, without performing any independent market research.  We have not entered into any written employment agreements with our employed named executive officers other than for Mr. Schlüter. Pursuant to European law, we provide all our employees in Europe, including Mr. Schlüter, with written documentation of the essential aspects of their employment relationship with us including their base compensation, notice periods and pension program.

Base Salaries.  We have established the annual base salary for each of our employed named executive officers based on his level of responsibility and experience.  We pay this portion of each of our employed named executive officer’s compensation to provide him with a reliable amount of compensation for the year, subject to his continued at-will employment and satisfactory performance for his services at the level of his responsibilities.  Based on the recommendation of our chief financial officer, our chief executive officer approved any annual adjustments to the salary of our employed named executive officers.  These salary adjustments were subsequently reported to our management development and compensation committee.  All of these recommendations and the determinations are based on:

•
our evaluations of the past year annual base-salary amounts with adjustments made as a result of our past and expected future financial performance, inflation, past and potential future individual performance and contributions or alternative career opportunities that might be available to our named executive officers employed by us, although we do not have any specific formula for applying these factors; and

•	our collective business judgment and experience, without performing any independent market research.

Salary increases implemented for the last three years, including those for our employed named executive officers, reflected the factors indicated above.

We did not utilize any specific measure of, or formula based upon, our financial performance in determining the amount of these increases.  We do consider our financial performance as one factor, without any specific weighting of this factor, in determining these increases.  The salary for each of our named executive officers employed by us is disclosed in his salary column in the 2013 Summary Compensation Table in this proxy statement.

Discretionary Incentive Bonuses.  For each of the last three years, after considering all relevant factors, and based on the recommendation of our chief financial officer, our chief executive officer approved the payment of discretionary incentive bonuses in cash to our key employees, including our employed named executive officers.  We paid these bonuses in order to, among other things, reward each key employee for his performance for the applicable year and motivate him to achieve higher levels of performance in attaining our corporate goals.  In considering whether it would be appropriate to pay discretionary incentive bonuses for the applicable year, and in what amounts, our chief executive officer performed a discretionary evaluation of all relevant factors, such as our actual results achieved in that year, our financial condition and liquidity and the responsibility, performance, attitude and potential of each of our key employees, including our employed named executive officers.

Prior to the payment of any discretionary bonuses to our key employees, including our employed named executive officers, our management development and compensation committee receives a report from management regarding its plans for such bonus payments.

In determining the amount of the discretionary incentive bonuses for each of the last three years paid to our employed named executive officers, we did not utilize any specific overall performance measures or any specific measure of, or formula based upon, our financial results.  As already discussed, however, we did consider our overall financial performance as one factor in determining to pay such bonuses.  Additionally, we used no specific weighting of factors in the determination of the applicable year’s discretionary incentive bonuses paid to our key employees, including our named executive officers employed by us.  The discretionary incentive bonus for each of our named executive officers employed by us is disclosed in his bonus column in the 2013 Summary Compensation Table in this proxy statement.

Defined Benefit Plans.  Historically, we offered pension plan benefits to our employees, including our employed named executive officers.  However, to reduce our pension liabilities and promote retirement savings through defined contribution plans or as similar a plan as foreign jurisdictions may allow, we closed participation in the Bayer Pensionskasse defined benefit pension plan to employees hired by our German operations on or after January 1, 2005, and we suspended all future accruals under our domestic defined benefit pension plan and closed the plan to new participants in 1996.

Mr. Schlüter participates in the Bayer Pensionskasse and is the only employed named executive officer who participates in a pension plan that continues to accrue benefits on behalf of its participants.  The increase or decrease for financial statement reporting purposes in the actuarial present value of accumulated pension benefits under this plan for Mr. Schlüter for 2013 is disclosed in his change in pension value and nonqualified deferred compensation earnings column in the 2013 Summary Compensation Table.

Historically, we offered non-qualified, unfunded, defined benefit supplemental retirement plans to our executive officers to compensate them for certain income restrictions that affected their participation level under our pension plans.  Prior to 2011, we terminated these supplemental retirement plans for our domestic employees.  Currently, Mr. Schlüter is the only named executive officer that continues to accrue benefits under such a supplemental plan.  Mr. Schlüter’s supplement defined benefit compensation is provided by the Supplemental Pension Promise and the Individual Pension Promise provided by our German operations.  The increase or decrease for financial statement reporting purposes in the actuarial present value of Mr. Schlüter’s accumulated benefit under these supplemental plans for 2013 is disclosed in his change in pension value and nonqualified deferred compensation earnings column (or related footnote) in the 2013 Summary Compensation Table.

See the Pension Benefits section in this proxy statement for descriptions of each of these plans and additional information regarding Mr. Schlüter’s benefits under them.

Defined Contribution Plans.  To promote retirement savings for our employees, we pay annual discretionary matching contributions to our domestic employees, including Mr. Corona, under our savings plan, which is a 401(k) defined contribution plan.  For 2013, and based upon the recommendation of our chief financial officer, our chief executive officer approved the payment of a discretionary matching contribution to each participant’s account under our savings plan at 50% of the participant’s contributions for the plan year up to 8% of the participant’s annual eligible compensation as defined in the plan.  We considered our financial performance and the desire to motivate the participants to save for their retirement as two factors, without any specific weighting of any factors, in making this discretionary determination for 2013.  Our management development and compensation committee received a general report from management on the discretionary matching contribution for 2013.  If we pay any discretionary matching contributions to the participants in our savings plan for 2014, the matching contributions will be determined on a similar discretionary basis. The amount of Mr. Corona’s discretionary matching contribution for 2013 is included in his all other compensation column in the 2013 Summary Compensation Table in this proxy statement.

Equity-Based Compensation.  Prior to 2011, we decided to forego the grant of any equity compensation to our employees, although we continue to grant annual awards of stock to our directors as a portion of their annual retainers, including our chairman of the board and vice chairman of the board, president and chief executive officer.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted in 2014, other than the annual grants of stock to our directors, including our chairman of the board and vice chairman of the board, president and chief executive officer.  See the Director Compensation and the 2013 Grants of Plan-Based Awards sections in this proxy statement for a discussion of these annual grants and the method by which the amount of such stock awards were determined for Harold C. Simmons, our former chairman of the board, and Steven L Watson, our current chairman of the board.  The dollar amount of stock awards appearing in the 2013 Summary Compensation Table represents the value recognized for financial statement reporting purposes of shares of our common stock we granted to Messrs. Harold Simmons and Watson in each of the last three years for their director services.

Perquisites and Other Personal Benefits.  In each of the last three years, we paid certain perquisites or other personal benefits to our named executive officers employed by us.  For each of the last three years, we paid annual automobile expenses for Mr. Schlüter.  The cost of these perquisites and other personal benefits for Mr. Schlüter is included in his all other compensation column of the 2013 Summary Compensation Table.

Compensation of our Named Executive Officers Employed by Contran.  For each of the last three years, we paid Contran a fee for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer.  Such services provided under this ISA included the services of our named executive officers employed by Contran, and as a result a portion of the aggregate ISA fee we pay to Contran is paid with respect to the services provided to us by such named executive officers.  Our named executive officers who provide services to us pursuant to our ISA with Contran are as follows:

Name	Positions with Kronos Worldwide

Harold C. Simmons	Former Chairman of the Board
Steven L. Watson	Chairman of the Board
Robert D. Graham	Executive Vice President
Gregory M. Swalwell	Executive Vice President and Chief Financial Officer

The nature of the duties of each of our executive officers who are employees of Contran is consistent with the duties normally associated with the officer titles and positions such officer holds with us.  Each of these persons also serves as an executive officer of Contran.

The charge under this ISA reimburses Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  The amount of the fee we paid in each of the last three years under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2013 under this ISA.  Under the various ISAs among Contran and its subsidiaries and affiliates, we share the cost of the employment of our named executive officers employed by Contran with Contran and certain of its other publicly and privately held subsidiaries.  For our named executive officers employed by Contran, the portion of the annual charge we paid for each of the last three years to Contran under this ISA attributable to each of their services is set forth in footnote 2 to the 2013 Summary Compensation Table in this proxy statement.  Footnote 2 also sets forth the cash fees we paid to each of Messrs. Simmons and Watson for their director services and footnote 3 sets forth the stock compensation we paid to each of Messrs. Simmons and Watson for their director services.  The amount charged under the ISA and the cash director fees are not dependent upon our financial performance.  As discussed further below, the amount charged under the ISA is based upon Contran’s cost of employing or engaging the personnel who provide the services to us (including the services of our named executive officers employed by Contran) by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year.  See the Director Compensation and the 2013 Grants of Plan-Based Awards sections in this proxy statement for a discussion of our director fees and the formulas by which they are determined.

We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the early part of each year, Contran’s management, including certain of our named executive officers, estimates the percentage of time that each Contran employee, including certain of our named executive officers, is expected to devote in the upcoming year to Contran and its subsidiaries and affiliates, including us.  Contran’s management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries and affiliates based on such estimated percentages.  Contran’s aggregate cost of employing each of its employees comprises:

•	the annualized base salary of such employee at the beginning of the year;

•
an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (25% for each of 2013 and 2012 as compared to 24% for 2011) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services.

The overhead factor increased in 2012 as compared to 2011 primarily as a result of increased health care costs.  Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of each year, the proposed charge for that year under our ISA with Contran was presented to our management development and compensation committee, and the committee considered whether to recommend that our board of directors approve the ISA charge.  Among other things during such presentation, the committee was informed of:

•	the quality of the services Contran provides to us, including the quality of the services certain of our executive officers provide to us;

•	the $1.0 million charge to us for the services of Harold C. Simmons for his services as our chairman of the board prior to his death on December 28, 2013;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years;

•	the comparison of the prior year and proposed current year average hourly rate; and

•	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.

In determining whether to recommend that the board of directors approve the proposed ISA fee to be charged to us, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing certain of our named executive officers, in the aggregate and not individually.  After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under our ISA with Contran; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

•
any ISA charge from Contran to any other publicly held parent or sister company, although such charge was separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran or the amount of time our named executive officers employed by Contran are expected to devote to us because:

o	each of our named executive officers employed by Contran provides services to many companies related to Contran, including Contran itself;

o	the fee we pay to Contran under our ISA with Contran each year does not represent all of Contran’s cost of employing each of such named executive officers;

o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of such named executive officers; and

o
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee, as well as the concurrence of our chief financial officer, our independent directors approved the proposed annual ISA charge effective January 1, 2013, with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.  Because of this policy, the portion of the aggregate ISA fee we paid to Contran in each of the last three years that was attributable to the services of Harold C. Simmons was limited to such $1.0 million amount.

Deductibility of Compensation.  It is our general policy to structure the performance-based portion of the compensation of our executive officers, if any, in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report.  The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

R. Gerald Turner Chairman of our Management Development and Compensation Committee	Keith R. Coogan Member of our Management Development and Compensation Committee	Thomas P. Stafford Member of our Management Development and Compensation Committee	C. Kern Wildenthal Member of our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The 2013 Summary Compensation Table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by our chief executive officer, chief financial officer and each of the three other most highly compensated individuals (in certain instances, based on ISA charges to us) who were our executive officers at December 31, 2013.  Messrs. Harold C. Simmons, Steven L. Watson, Robert D. Graham and Gregory M. Swalwell were employees of Contran for the last three years and provided their services to us and our subsidiaries pursuant to our ISA with Contran.  For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2013 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Change in Pension Value and Nonquali-fied Deferred Compensa-tion Earnings		All Other Compen-sation		Total

Steven L. Watson (2)	2013	$1,022,400	(3)	$ -0-		$17,680	(4)	$ -0-		$ -0-		$1,040,080
Chairman of the Board and	2012	1,022,100	(3)	-0-		10,160	(4)	-0-		-0-		1,032,260
Former Chief Executive Officer	2011	1,006,500	(3)	-0-		27,385	(4)	-0-		-0-		1,033,885

Gregory M. Swalwell	2013	420,800	(3)	-0-		-0-		-0-		-0-		420,800
Executive Vice President and	2012	404,600	(3)	-0-		-0-		-0-		-0-		404,600
Chief Financial Officer	2011	237,200	(3)	-0-		-0-		-0-		-0-		237,200

Klemens T. Schlüter (5)(6)	2013	435,698		463,400	(7)	-0-		42,291	(8)	17,238	(9)	958,627
President Manufacturing and	2012	336,550		386,280	(7)	-0-		132,562	(8)	16,574	(9)	871,966
Technology

Robert D. Graham (5)	2013	851,400	(3)	-0-		-0-		-0-		-0-		851,400
Executive Vice President	2012	985,300	(3)	-0-		-0-		-0-		-0-		985,300

Benjamin R Corona (5)	2013	368,750		375,000	(7)	-0-		-0-		13,480	(10)	757,230
President Global Sales
Management

Harold C. Simmons	2013	1,053,000	(3)	-0-		17,680	(4)	-0-		-0-		1,070,680
Former Chairman of the Board	2012	1,028,000	(3)	-0-		10,160	(4)	-0-		-0-		1,038,160
	2011	1,025,500	(3)	-0-		27,385	(4)	-0-		-0-		1,052,885

(1)	Certain non-applicable columns have been omitted from this table.

(2)	Mr. Watson is currently our chairman of the board, but for all of 2013 he was our vice chairman of the board and chief executive officer.

(3)
The amounts shown in the 2013 Summary Compensation Table as salary for each of these named executive officers include the portion of the fees we paid pursuant to our ISA with Contran with respect to the services such officer rendered to us and our subsidiaries.  The ISA charges disclosed for Contran employees who perform executive officer services to us and our subsidiaries are based on various factors described in the Compensation Discussion and Analysis section of this proxy statement.  Our management development and compensation committee considers the factors described in the Compensation Discussion and Analysis section of this proxy statement in determining whether to recommend that our board of directors approve the aggregate proposed ISA fee with Contran.  As discussed in the Compensation Discussion and Analysis section of this proxy statement, our management development and compensation committee does not consider any ISA charge from Contran to any other publicly held parent or sister company of ours, although such charge is separately reviewed by the management development and compensation committee of the applicable company.  The amounts shown in the table as salary for Messrs. Simmons and Watson also include director cash compensation we paid to each of them for each of the last three years.  The components of salary shown in the 2013 Summary Compensation Table for each of these named executive officers are as follows.

	2011		2012		2013

Harold C. Simmons
Contran ISA Fee	$1,000,000		$ 1,000,000		$ 1,000,000
Director Fees Earned or Paid in Cash	25,500		28,000		53,000	(a)
	$ 1,025,000		$1,028,000		$1,053,000

Steven L. Watson
Contran ISA Fee	$ 980,000	(b)	$ 992,100	(b)	$ 992,400	(b)
Director Fees Earned or Paid in Cash	26,500		30,000		30,000
	$1,006,500		$1,022,100		$1,022,400
Robert D. Graham
Contran ISA Fee			985,300	(b)	$ 851,400	(b)

Gregory M. Swalwell
Contran ISA Fee	$ 237,200	(b)	$ 404,600	(b)	$ 420,800	(b)

(a)	Includes a director death benefit of $25,000. See the Director Compensation section in this proxy statement for a description of this benefit.

(b)	Includes amounts allocated to KII under the ISA between us and Contran.

(4)
Stock awards to these named executive officers in the last three years consisted of shares of our common stock we granted to Messrs. Simmons and Watson for their director services.  See the 2013 Grants of Plan-Based Awards Table below for more details regarding the 2013 grants.  The stock awards consisted of the following:

Shares of our Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of our Common Stock

1,000	May 8, 2013	$17.680	$17,680
500	May 10, 2012	20.320	10,160
1,000	May 12, 2011	27.385	27,385

Our common stock share amount and closing price per share for the grant on May 12, 2011 have been adjusted to give effect to our 2-for-1 common stock split distributed in the form of a dividend on May 20, 2011.  These stock awards were valued at the closing price of a share of our common stock on the date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(5)	Messrs. Graham and Schlüter have only been named executive officers for 2012 and 2013. 2013 is the first year that Mr. Corona is a named executive officer.

(6)
Mr. Schlüter receives his compensation in euros.  We report these amounts in the 2013 Summary Compensation Table above in U.S. dollars based on an annual average exchange rate of $1.3240 per €1.00 for 2013 and $1.2876 per €1.00 for 2012.

(7)
Represents a discretionary incentive bonus we paid to this named executive officer for 2012 and 2013, as applicable.  See our discussion of the discretionary bonuses in the Compensation Discussion and Analysis section of this proxy statement.

(8)	These amounts represent the following changes in the actuarial present value of Mr. Schlüter’s accumulated benefit under the following plans for financial statement reporting purposes:

Year	Bayer Pensionskasse (a)	Supplemental Pension Promise (b)	Individual Pension Promise (c)	Total

2013	$ 13,207	$ 28,395	$ 689	$ 42,291
2012	38,076	73,877	20,609	132,562

(a)	A defined benefit pension plan for employees of our German operations.

(b)	A non-qualified, unfunded defined benefit supplemental retirement plan for employees of our German operations that supplements their pension benefits.

(c)	A non-qualified, unfunded defined benefit supplemental retirement plan for certain highly compensated employees of our German operations that also supplements their pension benefits.

For purposes of calculating these changes in the present value of Mr. Schlüter’s accumulated benefits, we assumed the following (actual benefits will be based on actual future facts and circumstances):

•	his credited service and eligible earnings as of the measurement date for each fiscal year we used for financial statement reporting purposes for these plans would not change;
•	his retirement at February 1, 2022 since he is eligible to retire without reducing his benefits at such date;
•	the commencement of the payments of his benefits under these plans at February 1, 2022 since he is eligible to retire without reducing his benefits at such date;
•	payments continuing for his life expectancy derived from a mortality table; and
•
discount rate for present value calculations at December 31, 2011 of 5.5% and at each of December 31, 2012 and 2013 of 3.5%, which rates are the same rates we used for financial statement reporting purposes in determining the present value of our aggregate accumulated benefits for all participants under these plans.

For more details regarding these pension plan benefits, see the Pension Benefits section of this proxy statement.

(9)	Represents an annual car allowance we pay for the benefit of Mr. Schlüter.

(10)	As shown below, all other compensation for Mr. Corona consisted of the following payments for his benefit:

•	matching contributions pursuant to the savings feature of our savings plan; and
•	life insurance premiums.

Named Executive Officer	Year	Savings Plan Match	Life Insurance Premiums (a)	Total

Benjamin R. Corona	2013	$10,200	$3,280	$13,480

(a)	Under the terms of the life insurance policy provided by these premiums, Mr. Corona was entitled to a cash surrender value of approximately $12,626 at December 31, 2013.

See the discussion of our savings plan contributions in the Compensation Discussion and Analysis section of this proxy statement.

2013 Grants of Plan-Based Awards.  The following table sets forth details of the stock awards we granted to certain of our named executive officers in 2013 for their services as directors.  Other than such stock awards, and as already discussed, we did not pay any plan-based incentive compensation in 2013.  Messrs. Corona, Graham, Schlüter and Swalwell were not eligible to receive any of our plan-based awards in 2013.

2013 GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Date of Approval (2)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)(3)

Steven L. Watson	05/08/13	05/10/12	1,000	$17,680
Harold C. Simmons	05/08/13	05/10/12	1,000	17,680

(1)	Certain non-applicable columns have been omitted from this table.

(2)
As preapproved by our management development and compensation committee, on the day of each of our annual stockholder meetings each of our directors elected on that day receives a grant of shares of our common stock under our 2012 Director Stock Plan as determined by the following formula based on the closing price of a share of our common stock on the date of such meeting.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.  For the purposes of this table, we valued these stock awards at the $17.68 closing price per share of our common stock on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

No Outstanding Equity Awards at December 31, 2013.  We have never granted any stock options to purchase shares of our common stock or shares of our common stock that were subject to vesting restrictions.  At December 31, 2013, none of our named executive officers held any stock options exercisable for shares of common stock of our parent or subsidiary corporations or any of such shares subject to vesting restrictions.

No Option Exercises or Stock Vested.  None of our named executive officers held shares of our stock or of our parent or subsidiary corporations that were subject to vesting restrictions in 2013.  During 2013, no named executive officer exercised any stock options issued by us.  For stock awards granted in 2013 to Messrs. Harold C. Simmons and Steven L. Watson that had no vesting restrictions, see the 2013 Grants of Plan-Based Awards Table above.

Pension Benefits.  Mr. Schlüter is the only named executive officer who is eligible for pension benefits for which we are obligated to pay.  The following table sets forth, among other things, information regarding the actuarial present value of his accumulated pension benefits as of December 31, 2013.

2013 PENSION BENEFITS (1)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit

Klemens T. Schlüter	Bayer Pensionskasse	17	$180,600	(2)
	Supplemental Pension Promise	17	357,300	(2)
	Individual Pension Promise	17	121,200	(2)
			$659,100	(2)

(1)	Certain non-applicable columns have been omitted from this table.

(2)
Mr. Schlüter will receive his pension and supplemental pension benefits in euros.  We report these amounts in the table above in U.S. dollars based on an average exchange rate for 2013 of $1.3240 per €1.00.  For purposes of calculating the present values of his accumulated benefits, we assumed the following (actual benefits will be based on future facts and circumstances):

•	his credited service and eligible earnings as of the measurement date for each fiscal year we used for financial statement reporting purposes for these plans would not change;
•	his retirement at February 1, 2022 since he is eligible to retire without reducing his benefits at such date;
•	the commencement of the payments of his benefits under these plans at February 1, 2022 since he is eligible to retire without reducing his benefits at such date;
•	payments continuing for his life expectancy derived from a mortality table; and
•
discount rate for present value calculations at December 31, 2013 of 3.5%, which rate is the same rate we used for financial statement reporting purposes in determining the present value of our aggregate accumulated benefits for all participants under these plans.

Bayer Pensionskasse, Supplemental Pension Promise and Individual Pension Promise.  Employees of our German operations who have been employed since prior to January 1, 2005 are covered by the Bayer Pensionskasse.  Each employee contributes 2% of eligible earnings excluding bonus, up to the social security contribution ceiling (€69,600) and the Bayer Pensionskasse provides an annual benefit of 44% of such employee’s accumulated contributions.  The purpose of this plan is to provide funded, tax-qualified benefits up to the German social security contribution ceiling.

The Supplemental Pension Promise also covers all employees of the German operations who have completed ten years of service.  Our German operations accrue 11.25% of the participants’ eligible annual earnings excluding bonus in excess of the social security contribution ceiling, up to a maximum of €125,280.  The Supplemental Pension Promise provides an annual retirement benefit of 20% of all accruals made by our German operations.  The purpose of this plan is to provide participants with a benefit in excess of what would be provided under the Bayer Pensionskasse due to the German social security contribution ceiling.

The Individual Pension Promise covers each of nine department heads of our German operations.  The Individual Pension Promise provides an annual retirement benefit of €6,135 to the nine department heads.  The purpose of this plan is to provide certain of our more highly compensated German employees with a benefit in excess of what would be provided under the Bayer Pensionskasse and the Supplemental Pension Promise due to the combined ceiling of €125,280 of those plans.

Mr. Schlüter is eligible to receive a pension through the Bayer Pensionskasse, the Supplemental Pension Promise and the Individual Pension Promise.  Benefits for each of these plans are payable upon retirement and the attainment of ages specified in the plans.  In each case under these three plans, he is currently eligible to retire and receive unreduced benefits at age 65.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors are entitled to receive compensation for their services as directors.  The table below reflects the annual rates of their retainers for 2013.

2013 Director Retainers

Each director	$25,000

Chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” (provided that if one person served in both capacities only one such retainer was paid)	$30,000

Other members of our audit committee	$15,000

Members of our other committees	$5,000

Additionally, our directors receive a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at an hourly rate (not to exceed $1,000 per day) for other services rendered on behalf of our board of directors or its committees.  If a director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

As discussed in footnote 2 to the 2013 Grants of Plan-Based Awards Table, on the day of each annual stockholder meeting, each of our directors elected on that date receives a grant of shares of our common stock as determined by the closing price of a share of our common stock on the date of such meeting.  The following table provides information with respect to compensation certain of our directors earned for their 2013 director services provided to us.

2013 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards		Total

Keith R. Coogan	$52,000	$17,680	(3)	$69,680
Cecil H. Moore, Jr.	62,000	17,680	(3)	79,680
George E. Poston (4)	25,500	-0-		25,500
Glenn R. Simmons (4)	32,250	-0-		32,250
Thomas P. Stafford (4)	26,500	17,680	(3)	44,180
R. Gerald Turner	52,000	17,680	(3)	69,680
C. Kern Wildenthal (5)	52,000	17,680	(3)	69,680

(1)
Certain non-applicable columns have been omitted from this table.  See footnotes 2 and 3 to the 2013 Summary Compensation Table and 2013 Grants of Plan-Based Awards Table in this proxy statement for compensation Harold C. Simmons and Steven L. Watson earned from us for director services.

(2)	Represents cash retainers and meeting fees the director earned for director services he provided to us in 2013.

(3)
Represents the value of 1,000 shares of our common stock we granted to each of these directors on May 8, 2013.  For the purposes of this table, we valued these stock awards at the $17.68 closing price per share of such shares on their date of grant, consistent with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(4)
Mr. Poston did not stand for re-election in 2013.  General Stafford was first elected to our board of directors at our 2013 annual stockholder meeting.  Mr. Glenn Simmons died on March 6, 2013.  Accordingly, their director compensation reflects that they did not serve as directors for all of 2013.  However, Mr. Glenn Simmons’ director compensation includes a $25,000 death benefit.

Compensation Policies and Practices as They Relate to Risk Management.  We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.  In reaching this conclusion, we considered the following:

•
other than stock grants to our directors, we do not grant equity awards to our employees, officers or other persons who provide services to us under our ISA with Contran, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;

•
our executive officers employed by us are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee the employee a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;

•
our other key employees are eligible to receive bonuses determined in part on the achievement of specified performance or financial targets, but the chance of such employees undertaking actions with excessive or inappropriate risk for short-term gain in order to achieve such bonuses is mitigated because:

o
our executive officers employed by us who are responsible for setting the specified performance or financial targets are not eligible to receive bonuses based on the achievement of the targets, but instead are only eligible for the discretionary-based bonuses described above; and

o	there exist ceilings for these bonuses regardless of the actual level of our financial performance achieved;

•
our officers and other persons who provide services to us under our ISA with Contran do not receive compensation from us directly and are employed by Contran, one of our parent corporations, which aligns such officers and persons with the long-term interests of our stockholders;

•	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our stockholders; and

•
our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.

Compensation Consultants.  Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Except as discussed below and based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2013 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).  For 2103, Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons each filed her Form 3 late.   For 2014, Ms. Loretta J. Feehan filed her Form 3 late.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by our independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position, (b) using corporate property, information or position for improper personal gain and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Lisa K. Simmons, Serena Simmons Connelly and Annette C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons sometime engage in the following:

•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Ms. Lisa Simmons, Ms. Connelly and Ms. Annette Simmons.

Certain directors or executive officers of CompX, Contran, NL or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as are appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on an annual fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs.  Generally, each of the ISAs renews on a quarterly basis subject to termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company’s management development and compensation committee as well as the concurrence of the chief financial officer.  See the Compensation of our Named Executive Officers Employed by Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2013 fee charged to us under our ISA with Contran.

In 2013, we paid Contran fees of approximately $12.9  million for its services under our ISA with Contran, including amounts for the services of certain of our named executive officers that are employees of Contran, as disclosed in the 2013 Summary Compensation Table in this proxy statement.  In 2014, we expect to pay Contran fees of approximately $12.3 million for its services under this ISA, including the services of certain of our named executive officers that are employees of Contran.  We also paid director compensation and expenses directly to Messrs. Simmons and Watson for their services as our directors, as disclosed above in the 2013 Summary Compensation Table and the 2013 Director Compensation Table.

Risk Management Program.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance policies and risk management services.  The program apportions its costs among the participating companies.  Tall Pines and EWI provide for or broker the insurance policies.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  EWI also provides claims and risk management services and, where appropriate, engages certain third-party risk management consultants.  Tall Pines is a captive insurance company wholly owned by Valhi.  EWI is a reinsurance brokerage and risk management company wholly owned by NL.  Tall Pines purchases reinsurance from third-party insurance carriers with an A.M. Best Company rating of generally at least an “A-” (excellent) for substantially all of the risks it underwrites.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2013, we paid Tall Pines and EWI in the aggregate approximately $11.3 million, including approximately $2.3 million paid by Louisiana Pigment Company, L.P., a partnership of which one of our wholly owned subsidiaries and a subsidiary of Huntsman Corporation (NYSE:  HUN) each owns 50%.  These amounts principally represent payments for insurance premiums, which include premiums or fees paid to Tall Pines and commissions or fees paid to EWI.  These amounts also include payments to insurers or reinsurers through EWI for the reimbursement of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for claims and risk management services and various other third-party fees and expenses incurred by the program. In our opinion, the program’s allocations of its costs among us and our related entities are reasonable.  We believe the amounts that we, our subsidiaries and Louisiana Pigment Company, L.P. paid for the combined risk management program are less than the costs we would have incurred had we entirely used unrelated third parties for the services the program provided.  We expect that these relationships with Tall Pines and EWI will continue in 2014.  Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received periodic reports regarding this program but we did not ask our independent directors to approve it.

Tax Matters.  We and our qualifying subsidiaries are members of the consolidated U.S. federal tax return of which Contran is the parent company, which we refer to as the “Contran Tax Group.”  As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran.  Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer.  Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy.  We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions.  The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group.  Under our tax agreement with Valhi, Valhi agrees to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand-alone basis.  In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections.  For 2013, pursuant to our tax sharing agreement and policies with Valhi, we made net cash payments for income taxes to Valhi of approximately $24.2 million.  Because the calculation of our tax payments or refunds is determined pursuant to applicable tax law, we believe there is no conflict of interest regarding our tax sharing agreement and policies with Valhi.  Consequently, our independent directors received periodic reports regarding such tax sharing agreement and policies but were not asked to approve our tax agreement or policies or the resulting payments or refunds for income taxes.

Contran Loan.  In February 2013, we voluntarily prepaid an aggregate $290 million principal amount under our $400 million term loan issued in June 2012 with Wells Fargo Bank, National Association, as administrative agent.  The funds for such prepayment were provided by $100 million of our cash on hand as well as borrowings of $190 million under a new loan from Contran.  The Contran loan contained terms and conditions similar to the terms and conditions of the term loan, except that the Contran loan was unsecured and contained no financial maintenance covenant.  The note required quarterly principal payments of $5.0 million, which commenced in March 2013, with any remaining outstanding principal due by June 2018.  Voluntary principal prepayments were permitted at any time without penalty.  The note bore interest at LIBOR (with LIBOR no less than 1%) plus 5.125%, or the base rate (as defined in the agreement) plus 4.125%.  We were required to use the base rate method until such time as both:

•	the term loan discussed above had been fully repaid; and

•	our European credit facility had been amended on terms satisfactory to Contran, at which time we would have had the option to use either the base rate or LIBOR rate methods.

The average interest rate on these borrowings as of and for the period from issuance to December 31, 2013 was 7.375%.  The largest principal amount borrowed under the Contran loan during 2013 was $190 million.  In 2013, we paid Contran $11.7 million for interest on the Contran loan.  Since the Contran loan was for other than cash management purposes, management asked our independent directors to consider the loan and the independent directors approved the loan.  In February 2014, we entered into a new $350 million term loan.  We used $170 million of the net proceeds of the new term loan to prepay the outstanding balance of our loan from Contran, and such loan from Contran was canceled.

Related Party Loans for Cash Management Purposes.  From time to time, loans and advances are made between us and various related parties pursuant to term and demand notes.  These loans and advances are entered into principally for cash management purposes pursuant to our cash management program.  When we loan funds to related parties, the lender is generally able to earn a higher rate of return on the loan than the lender would earn if the funds were invested in other instruments.  While certain of such loans may be of a lesser credit quality than cash equivalent instruments otherwise available to us, we believe that we have evaluated the credit risks involved, and that those risks are reasonable and reflected in the terms of the applicable loans.  When we borrow from related parties, we are generally able to pay a lower rate of interest than we would pay if we borrowed from unrelated parties.

During 2013, we had an unsecured revolving promissory note with Valhi whereby we agreed to loan Valhi up to $100 million.  Our loan to Valhi, as amended, bears interest at the prime rate plus 1.00%, payable quarterly and all principal and unpaid interest due on demand, but in any event no earlier than December 31, 2015.  The principal amount of our outstanding loans to Valhi at any time is at our discretion.  During 2013, we had no outstanding loans to Valhi under this promissory note, and we received unused commitment fees from Valhi under this note of approximately $0.5 million.  Because this facility was for cash management purposes, our independent directors received periodic reports regarding this facility, but we did not ask our independent directors to approve it.

Data Recovery Program.  We and Contran participate in a combined information technology data recovery program that Contran provides from a data recovery center that it established.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group share information technology data recovery services.  The program apportions its costs among the participating companies.  We paid Contran $88,000 for such services in 2013.  We expect that this relationship with Contran will continue in 2014.  Because we believe there is no conflict of interest regarding our participation in the combined information technology data recovery program, our independent directors received periodic reports regarding such program, but we did not ask our independent directors to approve it.

Simmons Family Matters.  As disclosed in the 2013 Summary Compensation Table in this proxy statement, Mr. Harold C. Simmons (who died in December 2013 and was the father of Serena S. Connelly and Lisa K. Simmons and husband of Annette C. Simmons) provided executive management services to us under our ISA with Contran and received compensation in cash and stock from us for his services as a director for 2013.  As disclosed in the 2013 Director Compensation Table in this proxy statement, Mr. Glenn Simmons (who died in March 2013 and was the uncle of Serena S. Connelly and Lisa K. Simmons, the brother of Harold C. Simmons and the brother-in-law of Annette C. Simmons) also received compensation in cash and stock from us for his services as a director for 2013.  In 2013, L. Andrew Fleck, the son of Annette C. Simmons, provided certain real property management services to us pursuant to this ISA.  The portion of the fees we paid to Contran in 2013 pursuant to this ISA attributable to the services of Mr. Fleck was less than $120,000.  We expect the portion of the fees we will pay under this ISA for 2014 attributable to the services of Mr. Fleck to be a similar amount.  See the Intercorporate Services Agreements section above for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2013 ISA fee Contran charged us.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is composed of five directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  One member of our audit committee meets the audit committee financial expert requirements under the applicable SEC rules.  The audit committee charter is available on our website at www.kronosww.com under the corporate governance section, and our audit committee reviews the adequacy of and compliance with such charter annually.

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the PCAOB, and for expressing an opinion on the conformity of the financial statements with GAAP.  Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on our internal control over financial reporting.

Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process and the audits of our consolidated financial statements and our internal control over financial reporting.   Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.  As part of fulfilling this responsibility, our audit committee engages in an annual evaluation of, among other things, the firm’s qualifications, competence, integrity, expertise, performance, independence and communications with the committee (including these factors as they relate specifically to the firm’s lead audit engagement partner), and whether the current firm should be retained for the upcoming year’s audit.  Our audit committee discusses with our independent registered public accounting firm the overall scope and plans for the audits they will perform, and we meet with the firm throughout the year, both with and without management being present, to monitor the firm’s execution of and results obtained from their audits.  Our audit committee performs other activities throughout the year, in accordance with the responsibilities of the audit committee specified in the audit committee charter.

In its oversight role, our audit committee reviewed and discussed our audited consolidated financial statements and our internal control over financial reporting with management and with PwC, our independent registered public accounting firm for 2013.  Management and PwC indicated that our consolidated financial statements as of and for the year ended December 31, 2013 were fairly stated in accordance with GAAP and that our internal control over financial reporting was effective as of December 31, 2013.   Our audit committee discussed with PwC and management the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements, and the overall quality of management’s financial reporting process.  Our audit committee and PwC also discussed any issues deemed significant by PwC or the committee, including the matters required to be discussed pursuant to the standards of the PCAOB, the rules of the SEC and other applicable regulations.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm’s independence.  Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited consolidated financial statements be included in our 2013 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Cecil H. Moore, Jr. Chairman of our Audit Committee	R. Gerald Turner Member of our Audit Committee

Keith R. Coogan Member of our Audit Committee	C. Kern Wildenthal Member of our Audit Committee

Thomas P. Stafford Member of our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2013.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the first quarter of 2014.  We expect PwC will be considered for appointment to:

•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2014 and the first quarter of 2015; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2014.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2012 and 2013.  Additional fees for 2013 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2013 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting.  In this regard, we have similarly adjusted the audit fees shown for 2013 from the amounts disclosed in our 2013 proxy statement.

Type of Fees	2012	2013
	(in thousands)

Audit Fees (1)	$2,310	$2,657
Audit-Related Fees (2)	61	50
Tax Fees (3)	9	10
All Other Fees	-0-	-0-

Total	$2,380	$2,717

(1)	Fees for the following services:

(a)	audits of consolidated year-end financial statements for each year and, as applicable, of internal control over financial reporting;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(2)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.

(3)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries.  We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee’s preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:

•	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the PCAOB.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2013, our audit committee preapproved all of PwC’s services provided to us or any of our subsidiaries in compliance with our preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

PROPOSAL 2
NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background.  Pursuant to Section 14A of the Securities Exchange Act, a publicly held company is required to submit to its stockholders a nonbinding advisory vote to approve the compensation of its named executive officers, commonly known as a “Say-on-Pay” proposal.  On May 12, 2011, our stockholders approved, on a nonbinding advisory basis, an annual Say-on-Pay.  After the 2014 Annual Meeting of Stockholders, the next nonbinding stockholder advisory vote on a Say-on-Pay proposal will be at our 2015 Annual Meeting of Stockholders.  The next nonbinding stockholder advisory vote on the frequency of a Say-on-Pay proposal will be at our 2017 Annual Meeting of Stockholders.

Say-on-Pay Proposal.  This proposal affords our stockholders the opportunity to submit a nonbinding advisory vote on our named executive officer compensation.  The Compensation Discussion and Analysis section, the tabular disclosure regarding our named executive officer compensation and the related disclosure in this proxy statement describe our named executive officer compensation and the compensation decisions made by our management and our management development and compensation committee of the board of directors with respect to our named executive officers.  This proposal is not intended to address any specific element of compensation of our named executive officers as described in this proxy statement, but the compensation of our named executive officers in general.  Our board of directors requests that each stockholder cast a nonbinding advisory vote to adopt the following resolution:

RESOLVED, that, by the affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the 2014 annual stockholder meeting and entitled to vote on the subject matter, the stockholders of Kronos Worldwide, Inc. approve, on a nonbinding advisory basis, the compensation of its executive officers named in the 2013 Summary Compensation Table in the 2014 annual meeting proxy statement of Kronos Worldwide, Inc. as such compensation is disclosed in the proxy statement pursuant to the executive compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related disclosure in the proxy statement.

Effect of the Proposal.  The Say-on-Pay proposal is nonbinding and advisory.  Our stockholders’ approval or disapproval of this proposal will not require our board of directors, its management development and compensation committee or our management to take any action regarding our executive compensation practices.

Vote Required.  Because this proposal is a nonbinding advisory vote, there is no minimum requisite vote to approve the Say-on-Pay proposal.  The proposed resolution provides that the affirmative vote of the holders of the majority of the outstanding shares present in person or represented by proxy at the 2014 annual stockholder meeting and entitled to vote on the subject matter will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement.  Accordingly, abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.  Broker/nominee non-votes will not be counted as entitled to vote and will have no effect on this proposal.

As already disclosed, Valhi and NL are the direct holders of 50.0% and 30.4%, respectively, of the outstanding shares of our common stock as of the record date and have each indicated their intention to have their shares of our common stock represented at the meeting and to vote such shares FOR the Say-on-Pay proposal and adoption of the resolution that approves the compensation of our named executive officers as described in this proxy statement. If Valhi alone attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will adopt the resolution and approve the nonbinding advisory Say-on-Pay proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SAY-ON-PAY PROPOSAL AS SET FORTH IN THE NONBINDING ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.

2013 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is included as part of the annual report furnished to our stockholders with this proxy statement and may also be accessed on our website at www.kronosww.com.

STOCKHOLDERS SHARING THE SAME ADDRESS

Stockholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of the notice of internet availability of proxy materials.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  You should notify your brokerage firm or other nominee if:

•	you no longer wish to participate in householding and would prefer to receive a separate notice of internet availability of proxy materials; or

•	you receive multiple copies of the notice of internet availability of proxy materials at your address and would like to request householding of our communications.

REQUEST COPIES OF THE 2013 ANNUAL REPORT AND THIS PROXY STATEMENT

To obtain copies of our 2013 Annual Report to Stockholders or this proxy statement without charge, please mail your request to the attention of A. Andrew R. Louis, corporate secretary, at Kronos Worldwide, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

Kronos Worldwide, Inc.

Dallas, Texas
April 1, 2014

Kronos Worldwide, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 21, 2014.

The proxy statement and annual report to stockholders (including Kronos Worldwide’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013) are available atwww.kronosww.com/annualmeeting.

Dear Stockholder:

Kronos Worldwide, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares.  You can vote your shares electronically through the internet or by telephone.  This eliminates the need to return this proxy card.

Your electronic or telephonic vote authorizes the agents named on this proxy card to vote in the same manner as if you marked, signed, dated and returned this proxy card.  If you vote your shares electronically or telephonically, do not mail back this proxy card.

Your vote is important.  Thank you for voting.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - Kronos Worldwide, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KRONOS WORLDWIDE, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 21, 2014

The undersigned hereby appoints Robert D. Graham, Gregory M. Swalwell and A. Andrew R. Louis, and each of them, proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2014 Annual Meeting of Stockholders (the “Meeting”) of Kronos Worldwide, Inc., a Delaware corporation (“Kronos Worldwide”), to be held at Kronos Worldwide’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Wednesday, May 21, 2014, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Kronos Worldwide standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY AUTHORIZATION MAY BE REVOKED AS SET FORTH IN THE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card.  If this card is properly executed but no direction is given with respect to the election of one or more nominees named on the reverse side of this card or proposal 2 (Say-on-Pay), the agents will vote “FOR” each such nominee for election as a director and “FOR” proposal 2.  To the extent allowed by applicable law, the agents will vote in their discretion on any other matter that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
SEE REVERSE SIDE.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

IMPORTANT ANNUAL MEETING INFORMATION
Instead of mailing your proxy card, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxy instructions submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on May 21, 2014.

Vote by Internet • Go to www.investorvote.com/KRO • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada anytime on a touch tone telephone.
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Director Nominees:
		For	Withhold				For	Withhold		For	Withhold
	01 – Keith R. Coogan	☐	☐	02 – Loretta J. Feehan			☐	☐	03 – Cecil H. Moore, Jr.	☐	☐
	04 –Bobby D. O’Brien	☐	☐	05 – Thomas P. Stafford			☐	☐	06 – R. Gerald Turner	☐	☐
	07 –Steven L. Watson	☐	☐	08 – C. Kern Wildenthal			☐	☐

				For	Against	Abstain
2.	Nonbinding advisory vote approving named executive officer compensation			☐	☐	☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

B  Non-Voting Items
Change of Address - Please print new address below.

C    Authorized Signatures — This section must be completed for your vote to be counted.  – Date and Sign Below
NOTE:  Please sign exactly as the name that appears on this card.  Joint owners should each sign.  When signing other than in an individual capacity, please fully describe such capacity.  Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box
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